Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-211517) of Charter Communications, Inc. dated May 20, 2016 of our report dated June 26, 2017, relating to the financial statements and schedules of the TWC Savings Plan, appearing in this Annual Report on Form 11-K of the TWC Savings Plan for the year ended December 31, 2016.

/s/ Brown Smith Wallace

Saint Louis, Missouri
June 26, 2017